Exhibit 99.B(d)(51)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Janus Capital Management LLC

Dated July 13, 2007, as amended on July 1, 2011

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI INSTITUTIONAL INVESTMENTS TRUST (“SIIT”)

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation	Janus Capital Management LLC

By:	By:

/s/ Eric J. Hoerdemann	/s/ Russell P. Shipman

Name:	Name:

Eric J. Hoerdemann	Russell P. Shipman

Title:	Title:

Vice President	Senior Vice President